Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-216812 on Form S-8 and Registration Statement No. 333-225757 on Form F-3 of our reports dated May 12, 2021, relating to the financial statements of Canada Goose Holdings Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the 52 weeks ended March 28, 2021.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
May 13, 2021